 Exhibit 99.1

BioPharm Asia, Inc. Announces Acquisition to Facilitate Its Expansion into Selected Supplementary Products

NEW YORK & TONGHUA, China--(BUSINESS WIRE)-- BioPharm Asia, Inc. (Ticker Symbol: BFAR.OB, the “Company”) announced today that on August   7, 2010, its wholly-owned subsidiary, Tonghua Huachen Herbal Planting Limited Company,  acquired all of the outstanding equity interests in Tonghua Tianbao Wood Frog Cultivation Limited Company (“TBWF”) for a purchase price of  $4,000,000.  The purchase price is payable in installments of 2,000,000 RMB payable five days after closing and on each of the first and second anniversaries of the closing, with the balance payable on the third anniversary of the closing.

TBWF, founded in 2010, is engaged in the breeding and processing of wood frogs. The wood frog, also known as forest frog, is valued for its abundant protein and aminoacid, which are used extensively for vitamins and various supplementary traditional Chinese medicines, as well as for food and cosmetics.

Mr. Shengqun Li, BioPharm Asia’s recently appointed CEO said, “BioPharm Asia looks forward to this product expansion, facilitated by the efficient structure of TBWF’s operations and assisted by BioPharm Asia’s extensive distribution network and chain of retail pharmacies. We anticipate that when fully developed, this product line will provide the Company with annual revenues of approximately $3 million, with an attractive margin.”

About BioPharm Asia, Inc.

BioPharm Asia, Inc. is engaged in the retail sale of medicinal and herbal products in China, complemented by vertically integrated supporting functions that include the cultivation of Chinese herbal medicines, pharmaceutical production and wholesale medicine distribution. Following several successful acquisitions, the Company is completing the integration of its distribution channels and expanding its trading business (conducted through its retail stores as well as its distribution activities) to include pharmaceutical manufacturing and the cultivation and sale of medicinal raw materials. For more information, please visit http://www.biopharmasiainc.com.

Forward-looking statement: Except for certain historical information contained herein, the matters discussed in this news release contain forward-looking statements, including, but not limited to, statements relating to future expansion plans and growth in sales. These forward-looking statements involve a number of risks and uncertainties. Actual results may differ materially from those implied herein due to a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products and other risk factors discussed in the company's most recent annual report and other filings with the U. S. Securities and Exchange Commission.

For more information, please contact

BioPharm Asia Inc.
Jianxiong Liu,
011-86-435-5211804
Email: Jianxiong_Liu@biopharmasiaco.com